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                                                                     EXHIBIT 4.1

                                      2000
                            MRV COMMUNICATIONS, INC.
                                STOCK OPTION PLAN
                                  FOR EMPLOYEES
                                       OF
                             ASTROTERRA CORPORATION.
                               (AN MRV SUBSIDIARY)

        1. PURPOSE. The purpose of the 2000 MRV Communications, Inc. Stock Option Plan for Employees of AstroTerra Corporation. (the "Plan") is to induce key employees of AstroTerra Corporation. ("AstroTerra"), a majority owned subsidiary of MRV Communications, Inc. (the "Company"), to remain in the employ of the Company or of any subsidiary of the Company, to encourage such employees to secure or increase on reasonable terms their stock ownership in the Company and to replace options such employees had or may have had with AstroTerra prior to its acquisition by the Company. The board of directors of the Company believes the Plan will promote continuity of management and increased incentive and personal interest in the welfare of the Company by those who are primarily responsible for shaping and carrying out the long-range plans of AstroTerra and securing its continued growth and financial success.

        2. EFFECTIVE DATE OF THE PLAN. The Plan shall become effective on July 12, 2000, the date AstroTerra was acquired by the Company or a subsidiary of the Company.

        3. STOCK SUBJECT TO PLAN. The maximum number of common shares that may be issued pursuant to the exercise of options granted under the Plan ("Options") is eight hundred and nine thousand one hundred and forty three (809,143) subject to the adjustments provided in paragraph 13 below. Eight hundred and nine thousand one hundred and forty three (809,143) of the authorized but unissued common shares of the Company will be reserved for issue upon exercise of Options subject to the adjustments provided in paragraph 13 below; provided, however, that the number of such authorized but unissued shares so reserved may from time to time be reduced to the extent that a corresponding amount of issued and outstanding shares have been purchased by the Company and set aside for issue upon the exercise of Options. If any Options shall expire or terminate for any reason without having been exercised in full, the unpurchased shares subject thereto shall again be available for further grants under the Plan.

        4. ADMINISTRATION. The Plan shall be administered by the Board of Directors (the "Board") or the Compensation Committee of the Board (the "Compensation Committee") of the Company. The Board or Compensation Committee shall have the sole authority, in its absolute discretion, to determine which of the eligible persons of AstroTerra shall receive Options ("Optionees"), and, subject to the express provisions and restrictions of this Plan, shall have sole authority, in its absolute discretion, to determine the time when Options shall be granted, the terms and conditions of an Option other than those terms and conditions fixed under this Plan, the number of shares which may be issued upon exercise of an Option and the means of payment for such shares, and shall have authority to do everything necessary or appropriate to administer the Plan. All decisions, determinations and interpretations of the Board or Compensation Committee shall be final and binding on all Optionees.

        5. ELIGIBILITY. The Board or Compensation Committee, may, in its discretion, grant one or more Options under the Plan to any employee of AstroTerra who is not an officer of the Company or member of the Board or any person who is not an officer of the Company or member of the Board and who performs consulting or other services for AstroTerra, the Company or its affiliated companies and who is designated by the Board as eligible to participate in the Plan. Such Options may be granted to one or more such persons without being granted to other eligible persons, as the Board or Compensation Committee may deem fit. Notwithstanding the provisions of this Section, the Board or Compensation Committee may, in its discretion, grant one or more Options under the Plan to any person not previously employed by AstroTerra as an inducement essential to the individual's entering into an employment contract with AstroTerra. As used in this Plan, "officer of the Company" means the chief executive officer, president, chief financial officer, chief accounting officer, any vice president in charge of a principal business function (such as sales, administration, or finance) and any other person who performs similar policy-making



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functions for the Company.

        6. OPTION PRICE. The option price will be determined by the Board or Compensation Committee at the time the option is granted and may be granted at less than the fair market value of the common shares on the date of grant as shall reasonably be determined by the Board or Compensation Committee.

        7. DATE OF OPTION GRANT. An option shall be considered granted on the date the Board or Compensation Committee acts to grant the option, or such date thereafter as the Board or Compensation Committee shall specify.

        8. TERM OF PLAN. The board of directors, without approval of the shareholders may terminate the Plan at any time, but no termination shall, without the participant's consent, alter or impair any of the rights under any option theretofore granted to him under the Plan.

        9. TERM OF OPTIONS. The term of each option granted under the Plan will be for such period (hereinafter referred to as the "option period") not exceeding ten (10) years as the Board or Compensation Committee shall determine. Each option shall be subject to earlier termination as described under "exercise of options."

        10. EXERCISE OF OPTIONS. Each option granted under the Plan will be exercisable on such date or dates and during such period and for such number of shares as shall be determined pursuant to the provisions of the option agreement evidencing such option. Subject to the express provisions of the Plan, the Board or Compensation Committee shall have complete authority, in its discretion, to determine the extent, if any, and the conditions under which an option may be exercised in the event of the death of the participant or in the event the participant leaves the employ of the Company or has his or her employment terminated by the Company. An option may be exercised, by (a) written notice of intent to exercise the option with respect to a specified number of shares of stock, and (b) payment to the Company of the amount of the option purchase price for the number of shares of stock with respect to which the option is then exercised.

        11. NONTRANSFERABILITY. Options under the Plan are not transferable otherwise than by will or the laws of descent or distribution, and may be exercised during the lifetime of a participant only by such participant.

        12. AGREEMENTS. Options granted pursuant to the Plan shall be evidenced by stock option agreements in such form as the Board or Compensation Committee shall from time to time adopt.

        13. SALE OR REORGANIZATION OF COMPANY. Upon the consummation of a transaction: (i) that by its terms offers to all or substantially all of the stockholders of the Company an opportunity to receive cash or securities (whether debt, equity or other and whether issued by the Company or a third party) in exchange for all or a portion of their shares of common stock of the Company, provided, however, a sale of the Company shall not be considered to have occurred as a result of the pro rata distribution by the Company to its stockholders of capital stock of any of its subsidiaries; (ii) in which the stockholders of the Company approve a plan of complete dissolution or liquidation of the Company; or (iii) that involves the sale of all or substantially all of the Company's property or a sale of more than eighty percent (80%) of the then outstanding stock of the Company to another corporation (each transaction a "Sale"), the Board may, without limitation and in its sole and absolute discretion, do any, or any combination, of the following:

            a. declare that the time period relating to the exercise of any Stock Option shall accelerate and become exercisable;

            b. declare that the value of all or some of the outstanding Options shall, to the extent determined by the Board at or after grant, be cashed out by a payment of cash or other property, as the Board may determine, on the basis of the "Sale Price" (as defined in below) as of the date the Sale occurs or such other date as the Board may determine prior to the Sale;



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            c. permit a successor corporation, if applicable, pursuant to a written agreement signed by the parties, to substitute equivalent Options or provide substantially similar consideration to Optionees as was or will be provided to stockholders of the Company after making any appropriate adjustment as such parties deem necessary or appropriate for restrictions attaching to such Options, including, but not limited to, vesting and exercise price; or

            d. declare that any unexercised Options issued hereunder (or any unexercised portion thereof) shall terminate and cease to be effective.

        For purposes of this Section 13, "Sale Price" means the higher of (i) the highest price per share paid in any transaction related to a Sale of the Company or (ii) the highest price per share paid in any transaction reported on the exchange or national market system on which the Common Stock is listed, at any time during the preceding sixty (60) day period as determined by the Board.

        An Optionee's individual stock option agreement may, but is not required to, provide what occurs upon a Sale. To the extent an Optionee's individual stock option agreement determines what occurs upon a Sale, the terms of such stock option agreement shall be dispositive in the event of a Sale; provided that if the terms of such Optionee's individual stock option agreement, together with the terms of any other stock option agreement granted hereunder, pertaining to what occurs upon a Sale would materially impair an acquiror's ability to use the "pooling of interests" accounting method to account for the acquisition, as described in the immediately preceding paragraph, then the Board shall have, in its sole and absolute discretion, the right to modify (to the least extent possible and still permit the acquiror to use "pooling of interests") the terms of the stock option agreement, solely with respect to those terms pertaining to what occurs upon a Sale.

        Notwithstanding the foregoing, in the event that any such agreement shall be terminated without consummating the disposition of said stock or assets:

        (i) any unexercised non-vested installments that had become exercisable solely by reason of the provision of Section 13 shall again become non-vested and unexercisable as of said termination of such agreement, and

        (ii) the exercise of any option that had become exercisable solely by reason of this Section 8(b) shall be deemed ineffective and such installments shall again become non-vested and unexercisable as of said agreement of such agreement

    14. ADJUSTMENT OF NUMBER OF SHARES. In the event that a dividend shall be declared upon the common shares of the Company payable in common shares of the Company the number of common shares then subject to any such option and the number of shares reserved for issuance pursuant to the Plan but not yet covered by an option, shall be adjusted by adding to each such share the number of shares which would be distributable thereon if such share had been outstanding on the date fixed for determining the shareholders entitled to receive such stock dividend. In the event that the outstanding common shares of the Company shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation, whether through reorganization, recapitalization, stock split-up, combination of shares, merger or consolidation, then there shall be substituted for each common share reserved for issuance pursuant to the Plan, the number and kind of shares of stock or other securities into which each outstanding common share shall be so changed or for which each such share shall be exchanged. In the event there shall be any change, other than as specified above in this paragraph in the number or kind of outstanding common shares of the Company or of any stock or other securities into which such common shares shall have been changed or for which it shall have been exchanged, then if the Board or Compensation Committee shall in sole discretion determine that such change equitably requires an adjustment in the number or kind of shares theretofore reserved for issuance pursuant to the Plan, but not yet covered by an option and of the shares



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then subject to an option or options, such adjustment may be made by the Board or Compensation Committee and shall be effective and binding for all purposes of the Plan and of each stock option agreement. The option price in each stock option agreement for each share of stock or other securities substituted or adjusted as provided for in this paragraph shall be determined by dividing the option price in such agreement for each share prior to such substitution or adjustment by the number of shares or the fraction of a share substituted for such share or to which such share shall have been adjusted. No adjustment or substitution provided for in this paragraph shall require the Company in any stock option agreement to sell a fractional share, and the total substitution or adjustment with respect to each stock option agreement shall be limited accordingly.

        15. AMENDMENTS. The board of directors, without approval of the shareholders, may from time to time amend the Plan in such respects as the board may deem advisable. No amendment shall, without the participant's consent, alter or impair any of the rights or obligations under any option theretofore granted to him under the Plan.

        IN WITNESS WHEREOF, the Board of Directors of the Company has adopted this Plan as of the 12th day of July, 2000.

                                        MRV COMMUNICATIONS, INC.



                                        By:
                                           -------------------------------------
                                                     Edmund Glazer
                                        Its: Vice President of Finance and
                                             Administration and Chief Financial
                                             Officer



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